EXHIBIT 99.1

OXiGENE Announces Completion of Enrollment of ZYBRESTAT(R) Phase 2 Ovarian Cancer Trial

SOUTH SAN FRANCISCO, Calif., April 24, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced that enrollment has been completed in a randomized Phase 2 clinical trial testing the combination of ZYBRESTAT® (fosbretabulin; CA-4P) plus bevacizumab to treat patients with advanced ovarian cancer. This trial, GOG-0186I, is being conducted by the Gynecologic Oncology Group (GOG) under the sponsorship of Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI). This is the first and currently the only randomized trial to test an antiangiogenic therapeutic agent combined with a vascular disrupting agent in ovarian cancer, without including any cytotoxic chemotherapy. The fosbretabulin tromethamine is being provided to CTEP under a Cooperative Research and Development Agreement (CRADA) with OXiGENE and the bevacizumab is being provided under a CRADA with Genentech, Inc.

"We are pleased that this study has reached this important milestone, and look forward to final results and continuing to collaborate with GOG and Genentech, as the results from this clinical trial will inform our understanding of the therapeutic potential of combining these two anti-vascular approaches," said Peter Langecker, M.D., Ph.D., OXiGENE Chief Executive Officer. "We believe that there is a strong scientific rationale for this combination, as well as compelling preclinical and Phase 1 data that support this approach. Both Avastin and ZYBRESTAT target the tumor vasculature, but they work very differently and in complementary ways. ZYBRESTAT targets and destroys the established vasculature that supplies blood to the tumor, and therefore targets the core of the tumor to deprive it of the oxygen it needs to grow. Avastin is designed to target the newly forming vasculature that forms primarily on the outside of the tumor as tumor growth occurs. Combined, we believe they will result in a more significant reduction in blood flow that can starve and kill the tumor than with either drug alone."

In this Phase 2 trial, 110 patients with advanced, platinum-sensitive and resistant ovarian cancer have been enrolled at over 80 clinical sites in the US. Patients were randomized into one of two treatment arms: one arm to receive bevacizumab, and the second arm to receive bevacizumab plus ZYBRESTAT. Once enrolled, patients are treated until disease progression or until adverse effects prohibit further therapy. The primary endpoint of the trial is to demonstrate a median progression-free survival increase from 50% to 65% with the combination of bevacizumab plus ZYBRESTAT, and secondary endpoints include safety, overall survival and objective responses by treatment. Since full enrollment was achieved, we are seeking guidance from the GOG as to whether an interim analysis will be performed. Preliminary results from the final data set from this trial are anticipated in the first half of 2014.

About the Gynecologic Oncology Group

The Gynecologic Oncology Group (GOG) is a not-for-profit organization with the purpose of promoting excellence in the quality and integrity of clinical and basic scientific research in the field of gynecologic malignancies. The GOG is committed to maintaining the highest standards in clinical trials development, execution, analysis and distribution of results. The GOG is one of the National Cancer Institute's funded cooperative groups. The GOG is the only group that focuses its research on women with pelvic malignancies, such as cancer of the ovary, uterus, and cervix. The GOG is multi-disciplinary in its approach to clinical trials, and includes gynecologic oncologists, medical oncologists, pathologists, radiation oncologists, nurses, statisticians, basic scientists, quality of life experts, data managers, and administrative personnel.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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